Exhibit 1.1

SECOND AMENDMENT TO

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE AND WARRANT ISSUED FEBRUARY 10, 2025

FIRST AMENDMENT TO WARRANT ISSUED NOVEMBER 26, 2024

AND FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT DATED FEBRUARY 10, 2025

This: (i) Second Amendment to Senior Secured Convertible Promissory Note and Warrant Issued February 10, 2025; (ii) First Amendment to Warrant Issued November 26, 2025 (collectively, this “Agreement”); and (iii) First Amendment to Securities Purchase Agreement dated February 10, 2025 (collectively, the “Agreement”), dated and effective April 10, 2025 (the “Effective Date”), amends that certain: (A) Senior Secured Convertible Promissory Note in the principal amount of $16,500,000, dated February 10, 2025 and amended on April 9, 2025 (the “Promissory Note”), by and between Red Cat Holdings, Inc., a Nevada corporation (the “Company”), and Lind Global Asset Management XI LLC, a Delaware limited liability company (the “Holder”); (B) Common Stock Purchase Warrant to purchase up to 1,000,000 shares of the Company’s common stock, issued from the Company to the Holder on February 10, 2025 (the “ Feb ’25 Warrant”); (C) Common Stock Purchase Warrant to purchase up to 326,000 shares of the Company’s common stock, issued from the Company to an affiliate of the Holder, Lind Global Asset Management X LLC, a Delaware limited liability company (“Lind X”) on November 26, 2024 (the “Nov ’24 Warrant”) and (D) the Securities Purchase Agreement dated February 10, 2025 (as amended and in effect from time to time, the “Purchase Agreement”). The Promissory Note and Feb ’25 Warrant were issued pursuant the Purchase Agreement. The Company previously issued to Lind X a Senior Secured Promissory Note in the principal amount of $9,600,000 dated September 23, 2024 (the “Sept ’24 Note”), a Senior Secured Promissory Note in the principal amount of $7,200,000 dated November 26, 2024 (the “Nov ’24 Note”), and Common Stock Purchase Warrant to purchase up to 750,00 shares of the Company’s common stock, issued from the Company to the Holder on September 23, 2024 (the “Sept ’24 Warrant”). Each of the Sept ’24 Note, the Nov ’24 Note, and the Sept ’24 Warrant have been previously converted or exercised in full. Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement, the Promissory Note, the Feb ’25 Warrant or the Nov ’24 Warrant, as applicable. Any amendments below to terms defined in the Promissory Note, the Feb ’25 Warrant or the Nov ’24 Warrant and used in the Purchase Agreement shall be deemed to amend such terms in the Purchase Agreement as well.

WHEREAS, the Company is considering an equity financing transaction (the “Financing”) and in connection therewith, the Company and the Holder desire to amend the Promissory Note and Warrant on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendment Promissory Note. Effective as of the Effective Date, the Note is hereby amended as follows:

A new Section 3.4 is inserted and shall read in its entirety as follows:

Notwithstanding anything in this Promissory Note to the contrary, and in addition to the beneficial ownership limitations provided herein, until such time as Stockholder Approval (as defined in the Purchase Agreement) has been obtained, the cumulative sum of the number of shares of Common Stock that may be issued under each of: (i) this Promissory Note; (ii) the Common Stock Purchase Warrant issued to the Holder on February 10, 2025; (iii) the Sept ’24 Note; (iv) the Sept ’24 Warrant; (v) the Nov ’24 Note; and (vi) the Nov ’24 Warrant, shall not exceed the maximum number of shares of Common Stock which may be issued by the Company in the absence of shareholder approval as provided by Nasdaq Rule 5635(d). (the “Promissory Note Exchange Cap”). The Promissory Note Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

2. Amendment to Feb ’25 Warrant. As of the Effective Date, the Feb ‘25 Warrant is hereby amended as follows:

A new Section 10.1 is inserted and shall read in its entirety as follows:

Notwithstanding anything in this Warrant to the contrary, and in addition to the beneficial ownership limitations provided herein, until such time as Stockholder Approval (as defined in the Purchase Agreement) has been obtained, the cumulative sum of the number of shares of Common Stock that may be issued under each of: (i) this Warrant; (ii) the Promissory Note; (iii) the Sept ’24 Note; (iv) the Sept ’24 Warrant; (v) the Nov ’24 Note; and (vi) the Nov ’24 Warrant, shall not exceed the maximum number of shares of Common Stock which may be issued by the Company in the absence of shareholder approval as provided by Nasdaq Rule 5635(d) (the “Feb ‘25 Warrant Exchange Cap”). The Feb ’25 Warrant Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

3. Amendment to Nov ’24 Warrant. As of the Effective Date, the Nov ‘24 Warrant is hereby amended as follows:

(a)	A new Section 10.1 is inserted and shall read in its entirety as follows:

Notwithstanding anything in this Warrant to the contrary, and in addition to the beneficial ownership limitations provided herein, until such time as Stockholder Approval (as defined in the Purchase Agreement) has been obtained, the cumulative sum of the number of shares of Common Stock that may be issued under each of: (i) this Warrant; (ii) the Promissory Note; (iii) the Feb ’25 Warrant; (iv) the Sept ’24 Note; (v) the Sept ’24 Warrant; and (vi) the Nov ’24 Note, shall not exceed the maximum number of shares of Common Stock which may be issued by the Company in the absence of shareholder approval as provided by Nasdaq Rule 5635(d) (the “Nov ’24 Warrant Exchange Cap”). The Nov ’24 Warrant Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

4. Amendment to Purchase Agreement. As of the Effective Date, the Purchase Agreement is hereby amended as follows:

Section 5.13 of the Purchase Agreement is amended and restated to read in its entirety as follows:

“The Company agrees to include a proposal in its proxy statement for its 2025 Annual Meeting of Stockholders, which shall be held no later than June 30, 2025, for the purpose of obtaining the approval of the holders of a majority of the Company’s outstanding voting Common Stock for all issuances of Common Stock which may be made under the Note, the Warrant, and the Common Stock Purchase Warrant issued November 26, 2024, as well as any other securities of the Company held by the Holder (the “Stockholder Approval”). The Company’s Board of Directors shall unanimously recommend to the stockholders of the Company that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Stockholder Approval until the date the Stockholder Approval is obtained. The Company agrees to procure support agreements from each of its officers and directors to vote in favor of the proposal presented for Stockholder Approval”

5. Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

6. Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warrants that:

(a) Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such party and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c) Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

7. No Material Adverse Effect. The Company hereby represents and warrants to the Holder that there has been no occurrence of a Material Adverse Effect (as such term is defined in the Purchase Agreement) in respect of the Company, or the Company and its Subsidiaries taken as a whole, since the Issuance Date, and the Company has no knowledge of any Material Adverse Effect that is anticipated or expected to occur in the future.

8. Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

9. Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Promissory Note to “Promissory Note”, “Note” “Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the Warrant to “Warrant”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Warrant as modified or amended hereby.

10. Promissory Note and Warrant to Continue in Full Force and Effect. Except as specifically modified or amended herein, the terms and conditions of the Promissory Note, the Purchase Agreement, the Feb ’25 Warrant, and the Nov ’24 Warrant shall remain in full force and effect.

11. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise, other than the Purchase Agreement, Transaction Documents (as such term is defined in the Purchase Agreement), the Promissory Note and the Warrant, which are amended as set forth herein.

12. Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of law principles except to the extent that United States federal law preempts Delaware law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

14. Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall be able to assign this Agreement without the prior written consent of the other party; provided, that, either party can assign this Agreement to a successor to all or substantially all of its business to which this Agreement relates, whether by asset sale, merger, reorganization or otherwise.

15. Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

COMPANY:		HOLDER:

RED CAT HOLDINGS, INC.		LIND GLOBAL ASSET MANAGEMENT XI LLC

By:	/s/ Jeffery Thompson	By:	/s/ Jeff Easton
Name:	Jeffery Thompson	Name:	Jeff Easton
Title:	Chief Executive Officer	Title:	Authorized Person

LIND X:

LIND GLOBAL ASSET MANAGEMENT X LLC

By:	/s/ Jeff Easton
Name:	Jeff Easton
Title:	Authorized Person

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